Exhibit 10.30
WARNER MUSIC GROUP CORP.
1633 Broadway
New York, NY 10019

September 20, 2022

Robert Kyncl
Address on file with Company

Dear Robert:

This letter, when signed by you and countersigned by Company (as defined below), shall, subject to a criminal background investigation in accordance with Company’s policy, constitute our agreement (the “Agreement”) with respect to your employment with Company. You acknowledge that being fully vaccinated against COVID-19 and providing proof of such vaccination status to Company are conditions of your employment under this Agreement, subject to Company’s legal obligation to provide reasonable accommodations in certain limited circumstances.
1.Position: Co-Chief Executive Officer of Warner Music Group Corp. (including any successor or assignee, “Company”) from January 1, 2023 through January 31, 2023 and Chief Executive Officer of Warner Music Group Corp. and appointed as a director on Company’s Board of Directors (the “Board”) as of February 1, 2023. As Co-Chief Executive Officer or Chief Executive Officer, you shall report to the Board.
2.Period of Your Employment: Your employment with Company shall commence on January 1, 2023 (“Start Date”) and shall not be for a fixed period of time. You or Company may terminate your employment at any time upon nine (9) months’ advance written notice to the other party (except that, regardless of which party provides such notice, Company may waive all or any portion of the nine (9) months’ notice period, in which case your employment would terminate immediately and the amounts payable to you would be as set forth in Paragraph 11). If your employment is terminated as a result of your Disability (as defined below) or death, the date of termination of your employment shall be determined by Paragraph 9 (Disability/Death). In the case of a termination by Company of your employment for Cause (as defined below) or your resignation for Good Reason (as defined below), the notice period for the termination of your employment shall need only comply with Paragraph 10(a) or Paragraph 10(b), respectively.
3.Compensation:
(a)Salary: During your employment hereunder, Company shall pay you a salary at the annual rate of $2,000,000.
(b)Annual Discretionary Bonus: With respect to each fiscal year of your employment, commencing with the fiscal year that begins October 1, 2022 and ends September 30, 2023 (i.e., the 2023 fiscal year), Company shall consider granting to you an annual bonus. Your bonus target for each fiscal year of your employment with Company shall be $3,000,000; provided, that the amount of any annual bonus awarded to you may be higher or lower and shall be determined by the Board in its sole discretion based on factors including the strength of your performance and the performance of Company and payable in accordance with Company policy and; provided further, that the bonus, if any, payable with respect to any fiscal year of your employment with Company, including the 2023 fiscal year, shall be prorated based on the length of your employment with Company during such fiscal year (except if Company terminates your employment for Cause).
(c)Annual PSU Award:
(i)You shall be eligible to participate in Company’s 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), under which you shall receive an annual Award of Performance Shares (as such terms are defined therein) (“PSUs”) on a date selected by the Administrator (as defined in the Plan) which is expected to be in January of each year of your employment with Company, so long as the common stock of Company is publicly traded, with the first such grant to be made in January 2023. The aggregate annual pre-tax, grant date target value of PSUs granted to you in each such fiscal year shall be $10,000,000 (with the award of PSUs granted for any partial fiscal year of employment with Company to be prorated based on the length of your employment with Company during such fiscal year, provided the amount of your award of PSUs for the 2023 fiscal year shall be prorated based on 10.5 out of 12 months of service), with the number of shares of Company’s Class A common stock covered by such Awards determined by the average closing share price of Company’s Class A Common Stock for the twenty (20) trading days preceding the grant date selected by the Administrator.
(ii)The PSUs shall vest based on a three-fiscal-year performance period. With respect to the PSU Award to be granted in January 2023, 100% of the PSU Award payout shall be based on Company’s Total Shareholder Return or “TSR” compared to peers specified in the PSU Agreement (as defined below) over each year of the three-year performance period, with each PSU Award eligible for pay out from 0% to 200% of target. With respect to each subsequent annual PSU Award, the performance goals and other vesting terms and conditions shall be set forth in the applicable grant notice accompanying the PSU Agreement for that PSU Award.
(iii)Other terms and conditions of each PSU Award shall be consistent with the form of Performance Share Award Agreement set forth on Exhibit A hereto (the “PSU Agreement”), except as otherwise agreed in writing between you and Company and approved by the Administrator.
(d)One-Time Option Award: In January 2024, on a date selected by the Administrator, you shall be eligible to receive a one-time Award of a number of Options (as defined in the Plan) (“Options”) having a target grant date pre-tax fair value of $10,000,000 determined in accordance with Black-Scholes, with the actual award value determined by the Board in its sole discretion based on factors including the strength of your performance and the performance of Company. The exercise price for each Option shall be the closing share price of Company’s Class A Common Stock on the grant date (or, if not a trading day, the most recent trading day). The Options shall vest in equal annual installments over four years following the grant date, subject to your continued employment with Company. Other terms and conditions of the Options shall be consistent with the form of Option Award Agreement set forth on Exhibit B hereto (the “Option Agreement”)
(e)Payment of Compensation: Compensation accruing to you during your employment with Company shall be payable in accordance with the regular payroll practices of Company for employees at your level and shall be subject to applicable withholding, social security taxes and other ordinary and customary payroll deductions, including medical and other insurance premiums. You shall not be entitled to additional compensation for performing any services for Company’s subsidiaries or affiliates.
4.Exclusivity: Your employment with Company shall be full-time and exclusive. During your employment with Company (including any required notice period), you shall not render any services for others, or for your own account, in the field of entertainment or otherwise; provided, however, that (a) you shall not be precluded from personally, and for your own account as a passive investor, investing or trading in real estate, stocks, bonds, securities, commodities or other forms of investment for your own benefit, except that your rights hereafter to invest in any business or enterprise principally devoted to any activity which, at the time of such investment, is competitive to any business or enterprise of Company or the subsidiaries or affiliates thereof, shall be limited to the purchase of not more than two percent (2%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange or traded in the over-the-counter market, and (b) to the extent such activities do not materially interfere with the performance of your duties hereunder, you shall not be precluded from participating in or rendering services to charitable organizations, including serving on the board of directors of charitable organizations to the extent they are approved in advance by the Board (with your service as a director of the Kyncl Family Foundation hereby approved). In the event you have the opportunity to serve on the board of directors of any other corporation (including a public company), you shall notify the Board and the Board shall consider in its sole, good faith discretion whether to allow such service consistent with Company policy. Notwithstanding anything to the contrary, in no event will you be permitted serve on the board of more than one publicly traded company (other than Company) during your employment with Company.
5.Duties: In your capacity as Chief Executive Officer of Company, you shall perform such duties consistent with your position as you shall reasonably be directed to perform by the Board.
6.Place of Employment: The greater New York metropolitan area. You shall render services in the offices designated by Company at such location. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder.

7.Travel and Entertainment Expenses; Relocation Expenses.
(a)Travel and Entertainment Expenses: Company shall pay for reasonable expenses actually incurred, or reimburse you for reasonable expenses paid, by you during your employment with Company in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or such other supporting information as Company may customarily require. You shall be entitled to travel in accordance with Company’s policies for employees at your level.
(b)Relocation Expenses: Company will pay directly to the provider or reimburse you for your reasonable costs in connection with your relocation from Los Angeles, California to the greater New York metropolitan area (the “Relocation”), in accordance with its policy from time to time in force and subject to a maximum net contribution of $500,000 (“Relocation Costs”). Such assistance shall include school search assistance, trips to New York City for you, your spouse and dependent children to search for housing and temporary accommodation for a reasonable period prior to you moving into your new home, shipping of household goods, reasonable travel associated with the Relocation, home sale assistance (if required) in respect of your principal residence in Los Angeles, California and home purchase assistance in or around the greater New York metropolitan area, subject to your using Company’s provider, where Company so requests. Company will gross up your approved out-of-pocket Relocation Costs such that you are left with an amount, which after payment of tax and/or social security costs, is equivalent to your actual out-of-pocket cost. If you give notice to resign (other than as a result of Good Reason) or you are terminated by Company for Cause, you will promptly repay to Company an amount equal to (i) 100% of the Relocation Costs, together with the amount of any gross-up paid by Company, if your employment with Company ends prior to the first anniversary of the Start Date; or (ii) 50% of the Relocation Costs, together with the amount of any gross-up paid by Company, if your employment with Company ends on or after the first anniversary of the Start Date but prior to the second anniversary of the Start Date.
(c)One-Time Payment: Company will pay to you a one-time payment in the amount of $60,000, less applicable withholding, payable concurrently with your first payment of base salary in accordance the regular payroll practices of Company.
8.Benefits: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including medical health and accident, group insurance and other benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during your employment with Company. You shall also be entitled to four (4) weeks’ vacation with pay during each calendar year of your employment with Company in accordance with Company’s policies with respect to vacations for employees. In addition, you shall be entitled to paid time off with respect to any periods during which paid time off is provided to employees of Company generally (e.g., Christmas/New Year’s week if Company closes its offices during such period).
9.Disability/Death: If you shall become physically or mentally incapacitated from performing your duties hereunder, and such incapacity shall continue for a period of six (6) consecutive months or more or for shorter periods aggregating six (6) months or more in any period of twelve (12) months (“Disability”), Company shall have the right (during the pendency of such incapacity), at its option, to terminate your employment with no consequence, except if such termination of your employment would be prohibited by law, and Company shall pay to you the Basic Termination Payments (as defined below). In the event of your death, your employment with Company shall automatically terminate and Company shall pay to your estate the Basic Termination Payments (as defined below).
10.Termination by Company for Cause; Termination by You for Good Reason.
(a)Termination by Company for Cause: The following acts shall constitute “Cause” hereunder: (i) any willful or intentional act or omission having the effect, which effect is reasonably foreseeable, of injuring, to an extent that is not de minimis, the reputation, business, business relationships or employment relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving theft, fraud, forgery, embezzlement or the sale or possession of illicit substances or a felony, unless prohibited by applicable law; (iii) breach of any material representation, warranty or covenant contained in this Agreement; (iv) violation of Company’s policies, including those described in Paragraph 17(b), as determined by Company in good faith; and (v) repeated or continuous failure, neglect or refusal to perform your material duties hereunder. Notice of termination given to you by Company shall specify the reasons for such termination. In the case where a cause for termination described in clause (iii), (iv) or (v) above is susceptible of cure, as determined by Company, and such notice of termination is the first notice of termination given to you for such reason, if you fail to cure such Cause for termination to the reasonable satisfaction of Company within ten (10) business days after the date of such notice, termination shall be effective upon the expiration of such period of ten (10) business days, and if you cure such Cause within such period, such notice of termination shall be ineffective. In all other cases of termination for Cause, notice of termination shall be effective on the date thereof. In the event of the termination of your employment pursuant to this Paragraph 10(a), this Agreement shall automatically terminate except that Company shall pay to you the Basic Termination Payments.
(b)Termination by You for Good Reason:
(i)For purposes of this Paragraph 10(b), Company shall be in breach of its obligations to you hereunder if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (A) a material reduction in your title, authority or responsibilities shall have been put into effect; (B) Company fails to pay to you any monies due hereunder in accordance with applicable law or to grant the annual PSU award pursuant to Paragraph 3(c); (C) Company requires you to relocate your primary residence outside the greater New York metropolitan area in order to perform your duties to Company hereunder; (D) you shall have been required to report to anyone other than the Board; or (E) Company assigns its rights and obligations under this Agreement in contravention of the provisions of Paragraph 17(d).
(ii)You may exercise your right to terminate your employment and this Agreement for Good Reason pursuant to this Paragraph 10(b) by notice given to Company in writing specifying the Good Reason for termination within ninety (90) days after the occurrence of any such event constituting Good Reason, otherwise your right to terminate your employment and this Agreement by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed. Any such termination in compliance with the provisions of this Paragraph 10(b) shall be effective thirty (30) days after the date of your written notice of termination, except that if Company shall cure such specified Good Reason within such period of thirty (30) days, you shall not be entitled to terminate your employment and this Agreement by reason of such specified Good Reason and the notice of termination given by you shall be null and void and of no effect whatsoever.
11.Consequences of Termination of Your Employment:
(a)In the event of a Special Termination (as defined below), your sole remedy shall be that, subject to your execution, delivery and nonrevocation of a Release (as defined below), Company shall pay to you (i) the Special Termination Payment, (ii) the Basic Termination Payments and (iii) a pro rata portion of the annual bonus described in Paragraph 3(b), if any, that would have been payable to you based on actual performance during the fiscal year of your termination of employment, prorated based on the length of your employment with Company during such fiscal year (a “Pro Rata Bonus”), payable at the same time as annual bonus payments are made to other senior executives of Company in respect of such fiscal year; provided Company shall have no obligation to pay any portion of the Special Termination Payment or the Pro Rata Bonus if you do not deliver the signed Release or, if applicable, you revoke a signed Release within the applicable time period set forth in the Release and, provided further, that you continue to comply with your obligations pursuant to this Agreement, including Paragraphs 12 and 13.
(b)“Basic Termination Payments” shall mean any accrued but unpaid salary, accrued but unused vacation pay in accordance with Company policy, any unreimbursed expenses pursuant to Paragraph 7, plus any accrued and vested but unpaid benefits in accordance with Paragraph 8, in each case to the date on which your employment terminates. Basic Termination Payments shall be paid to you in accordance with Company policy or in accordance with the terms of the applicable plan.
(c)“Release” shall mean a mutual release agreement in Company’s standard form, which shall include (i) a release by you of Company from claims which you may have relating to your employment with Company and the termination of such employment and (ii) a release by Company of you from claims which Company may have relating to your employment with Company and the termination of such employment.
(d)A “Special Termination” shall have occurred in the event that (i) Company terminates your employment hereunder for a reason other than Disability, death or for Cause, or (ii) you resign your employment for Good Reason.
(e)“Special Termination Payment” shall mean the sum of (i) an amount equal to Company’s good faith estimate of your out-of-pocket cost for COBRA health plan continuation coverage for the twelve-month period immediately following the Benefits Period, grossed up such that you would be left with an amount which, after payment of tax and/or social security costs, is equivalent to such good faith estimate, plus (ii) $15,000,000.

(f)Any Special Termination Payment payable to you shall be made by Company in accordance with its regular payroll practices by payment of the Special Termination Payment in a single lump-sum, payment within thirty (30) days following your termination of employment. Notwithstanding the immediately preceding sentence, the Special Termination Payment shall be paid on the first practicable payroll date following the date on which the Release is effective and irrevocable.
(g)In the event you do not execute and deliver a Release or, if applicable, you revoke a signed Release, within the applicable time period set forth therein in connection with a Special Termination, Company shall only be obligated to pay to you the Basic Termination Payments. Following the delivery of an executed Release pursuant to this Paragraph 11, you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts payable to you under this Paragraph 11 with respect to any compensation or fees received by you from any employment obtained or consultancy arrangement entered into by you.
(h)During the period commencing immediately following the date of your employment termination and through the last day of the calendar month in which your termination of employment occurs (such period, the “Benefits Period”), Company shall continue to provide you and your eligible family members with medical health insurance coverage, including dental and vision insurance coverage, under the group insurance plans maintained by Company (“Benefits Coverage”) in accordance with the terms of the applicable plans and to the extent that you had elected such coverage prior to the termination of your employment. Following the Benefits Period, you and your eligible family members may have the right, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), to elect to continue Benefits Coverage for such period of time as required under COBRA and at your expense, subject to any premium subsidy required under applicable law.
(i)In the event that you have provided nine (9) months advance written notice to Company prior to your resignation other than for Good Reason (a “Qualifying Resignation without Good Reason”), your sole remedy shall be that, subject to your execution, delivery and nonrevocation of a Release within the applicable time period set forth therein, Company shall pay you (i) the Pro Rata Bonus for the fiscal year of the termination of your employment, at the same time as annual bonus payments are made to other senior executives of Company in respect of such fiscal year; provided Company shall have no obligation to pay you a Pro Rata Bonus under this Paragraph 11(i) if you do not deliver the signed Release or, if applicable, you revoke a signed Release within the applicable time period set forth in the Release and (ii) the Basic Termination Payments.
(j)In the event your employment terminates due to your resignation from your employment other than for Good Reason (excluding a Qualifying Resignation without Good Reason), without limitation of other rights or remedies available to Company, Company shall have no further obligations to you under this Agreement or otherwise, except for the Basic Termination Payments.
12.Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of this Paragraph, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except (a) with Company’s prior written consent; (b) as required by law or judicial process or as permitted by law for the purpose of reporting a violation of law; or (c) to your professional advisors to the extent reasonable and necessary. Company hereby informs you, and you hereby acknowledge, in accordance with 18 U.S.C. Section 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You shall deliver promptly to Company upon termination of your employment, or at any time as Company may request, all confidential memoranda, notes, records, reports and other documents and all copies thereof relating to the business of Company which you may then possess or have under your control; provided that you may retain your personal files (i.e., your files not related to Company) and a copy of your address book.
13.Non-Solicitation: During your employment with Company (including any notice period, whether or not waived by Company) and for a period of one (1) year thereafter, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) solicit, negotiate with, induce or encourage any recording artist (including a duo or a group), publisher or songwriter who at the time is, or who within the one-year period prior to such time was, either directly or through a furnishing entity, under contract to Company, an affiliate, subsidiary or parent company of Company or a label distributed by Company (for purposes of this Paragraph, collectively, “Company”), to end its relationship with Company, to violate any provision of his or her contract or to enter into an exclusive recording or music publishing agreement with any other party or (b)

solicit, negotiate with, induce or encourage any individual who at the time is, or who within the six (6) months prior to such time was, an employee of Company in the United States to leave his or her employment or to commence employment with any other party.
14.Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you hereunder and all other results and proceeds of your services hereunder, including all copyrightable material created by you, within the scope of your employment. You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results and proceeds of your services.
15.Indemnity: Company agrees to indemnify you against expenses (including final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties hereunder; provided that (a) the foregoing indemnity shall only apply to matters for which you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of the Board and (b) you shall have provided Company with notice of the commencement of any such litigation as soon as practicable so as to avoid prejudice to any defenses that would otherwise have been available to you or Company in connection with such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation.
16.Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested as follows:

TO YOU:	TO COMPANY:

Robert Kyncl Address on file with Company	Warner Music Group Corp. 1633 Broadway New York, NY 10019 Attn: General Counsel

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.
17.Miscellaneous:
(a)You represent and warrant as follows: (i) you are free to enter into this Agreement and to perform each of the terms and covenants hereunder; (ii) you are not restricted or prohibited, contractually or otherwise, from entering into and performing under this Agreement and that your execution of and performance under this Agreement is not a violation or breach of any other agreement; and (iii) you have not disclosed to Company or any officer or affiliate of Company any proprietary information or trade secrets of any former employer or of your current employer. You represent and warrant that you have disclosed to Company all restrictive covenants in favor of your most recent employer to which you are subject (other than with respect to use of confidential information) effective no later than the Start Date. You further covenant that you shall not enter into any other agreements (including an extension or amendment of any agreement) that would restrict or prohibit you from entering into or performing under this Agreement.
(b)You acknowledge and agree that while you are employed by Company you shall comply with Company’s Code of Conduct (or any successor document) and other corporate policies including the requirements of Company’s compliance and ethics program, each as in effect from time to time, of which you are made aware.
(c)You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement, particularly a violation by you of the notice requirement in Paragraph 2 or any of your covenants contained in this Agreement (including the provisions of Paragraphs 4, 12, 13 and 14), would cause irreparable damage to Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Agreement to the contrary, Company shall be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of your covenants set forth in this Agreement, in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that Company may have for damages under this Agreement or otherwise, and all of Company’s rights shall be unrestricted, and notwithstanding the fact that any such provision may be determined not to be subject to specific performance, Company will nevertheless be entitled to seek to recover monetary damages as a result of your breach of such provision.
(d)This Agreement, along with the equity award agreements referenced herein, sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein set forth. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email or other electronic transmission method, and signatures created or transmitted by electronic means, including DocuSign (or any other signature complying with the federal ESIGN Act of 2000 or any applicable Uniform Electronic Transactions Act or Electronic Signatures and Records Act), PDF or JPEG, shall constitute original signatures, shall be deemed to have been duly and validly created and delivered, and shall be valid and binding for all purposes. If any provision of this Agreement or the application thereof is held to be wholly invalid, such invalidity shall not affect any other provisions or the application of any provision of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.
(e)The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. By operation of law or otherwise, Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company, or to any direct or indirect parent of Company.
(f)This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation of Company to employ you at any time or for any period (including for the notice period set forth in Paragraph 2, if applicable). The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
(g)This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements executed in and to be wholly performed within such State. Exclusive jurisdiction of any dispute, action, proceeding or claim arising out of or relating to this Agreement shall lie in the state or federal courts in the State of New York, located in New York County.
(h)IN THE UNLIKELY EVENT THAT DIFFERENCES ARISE BETWEEN THE PARTIES RELATING TO OR ARISING FROM THIS AGREEMENT THAT ARE NOT RESOLVED BY MUTUAL AGREEMENT, COMPANY AND YOU AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM IN ORDER TO FACILITATE A JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE OF BOTH PARTIES.
(i)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words (i) “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (ii) “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
18.Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the regulations and guidance promulgated thereunder, “Section 409A”) and shall be interpreted in a manner intended to comply with Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of your separation from service with Company you are a “Specified Employee” as defined in the Warner Music Group Corp. Section 409A Specified Employee Policy as then in effect, payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to you upon or as a result of your separation from service shall be delayed (without any reduction in such payments or benefits ultimately paid or provided to you) to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A until the first payroll following the six-month anniversary of your separation from service, at which point all payments delayed pursuant to this Paragraph shall be paid to you in a lump sum and (b) if any other payments of money or other benefits due to you hereunder could cause the imposition of any accelerated or additional taxes, interest or penalties under Section 409A, such payments or other benefits shall be deferred if deferral shall make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A and, as such, shall not be subject to delay pursuant to this Paragraph.
[signature page follows]

If the foregoing correctly sets forth our understanding, please sign below and return this Agreement to Company.
Very truly yours,

WARNER MUSIC GROUP CORP.

By: /s/ Paul M. Robinson
Paul M. Robinson
Executive Vice President and
General Counsel

Accepted and Agreed:

/s/ Robert Kyncl
Robert Kyncl